Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2022 FIRST QUARTER RESULTS

•	EPS of $0.41 for FY 2022 First Quarter

•	Declares Quarterly Cash Dividend of $0.25 per Share

EL SEGUNDO, Calif., May 3, 2022 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2022 first quarter ended April 3, 2022.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to report first quarter earnings results that were slightly ahead of the high end of the guidance range that we provided and significantly ahead of any pre-pandemic first quarter in our history. As we emerge from the pandemic, the foundation of our business remains extremely solid. While our results versus 2021 reflect very difficult comparisons against last year’s record first quarter, when sales surged due to COVID-related factors, in this year’s first quarter we generated historically strong earnings despite facing a variety of headwinds throughout the period, including unfavorable winter weather, Omicron-related challenges, supply chain disruptions, and inflationary pressures.”

Net sales for the fiscal 2022 first quarter were $242.0 million compared to net sales of $272.8 million for the first quarter of fiscal 2021. Same store sales decreased 11.4% for the first quarter of fiscal 2022 compared to the first quarter of fiscal 2021 and were flat compared to the pre-pandemic first quarter of fiscal 2019.

Gross profit for the fiscal 2022 first quarter was $85.9 million, compared to $97.9 million in the first quarter of the prior year. The Company’s gross profit margin was 35.5% in the fiscal 2022 first quarter versus 35.9% in the first quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflects higher store occupancy expense as a percentage of net sales, partially offset by the favorable impact of higher merchandise margins. The Company’s merchandise margins increased by 119 basis points for the first quarter of fiscal 2022 compared to the first quarter of fiscal 2021 and increased by 461 basis points versus the first quarter of fiscal 2019.

Overall selling and administrative expense for the quarter increased by $5.2 million from the prior year primarily due to broad-based inflationary impacts, including increased employee labor and benefit-related expense year over year, along with the elimination of an employment agreement-related liability last year. As a percentage of sales, selling and administrative expense increased to 31.1% in the fiscal 2022 first quarter, compared to 25.7% in the fiscal 2021 first quarter, due to the combination of lower sales and higher expense.

Net income for the first quarter of fiscal 2022 was $9.1 million, or $0.41 per diluted share, above the high end of the Company’s guidance range of $0.30 to $0.40 per diluted share. This compares to record first quarter net income of $21.5 million, or $0.96 per diluted share, in the first quarter of fiscal 2021, which included a previously reported benefit of $0.06 per diluted share. Net income for the first quarter of fiscal 2019 was $1.7 million, or $0.08 per diluted share.

Adjusted EBITDA was $15.0 million for the first quarter of fiscal 2022, compared to $30.3 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the fiscal 2022 first quarter with no borrowings under its credit facility and with cash and cash equivalents of $62.0 million. This compares to no borrowings under the Company’s credit facility and $97.4 million of cash and cash equivalents as of the end of the fiscal 2021 fourth quarter. Merchandise inventories as of the end of the first quarter increased by 18.2% year over year, reflecting more normalized inventory levels relative to sales, along with higher carryover of winter-related inventory. In the fiscal 2022 first quarter, the Company repurchased 94,983 shares of its common stock.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.25 per share of outstanding common stock, which will be paid on June 15, 2022 to stockholders of record as of June 1, 2022.

Second Quarter Guidance

For the fiscal 2022 second quarter, the Company expects same store sales to decrease in the high teens compared to the record sales of the fiscal 2021 second quarter, when net sales were more than $82 million, or 34%, higher than any pre-pandemic second quarter in the Company’s history. As a reminder, sales in the second quarter of fiscal 2021 benefited from strong pent-up demand following an easing of pandemic-related restrictions in many of the Company’s markets. The Company’s sales guidance reflects an expected same-store sales increase in the high single-digit range versus the pre-pandemic fiscal 2019 second quarter.

Fiscal 2022 second quarter earnings per diluted share are expected in the range of $0.40 to $0.50, which compares to record second quarter earnings per diluted share of $1.63 in the second quarter of fiscal 2021.

Mr. Miller concluded, “Our second quarter to date business continues to perform well above historical rates and we expect to generate sales and earnings significantly exceeding any pre-pandemic second quarter in our history. While last year’s record second quarter certainly was remarkable, beating last year’s pandemic-driven results is not a prerequisite to producing another very profitable and successful quarter for the business. We are in a great position, as we stand to continue to benefit from many of the drivers of our success over the last two years, including favorable product trends, higher merchandise margins, and meaningfully reduced print advertising spend. We look forward to continuing to generate very positive bottom-line results.”

Store Openings

The Company currently has 431 stores in operation. During fiscal 2022, the Company expects to open approximately four stores and close approximately two stores.

Conference Call Information

The Company will host a conference call and audio webcast today, May 3, 2022, at 2:00 p.m. Pacific (5:00 p.m. Eastern), to discuss financial results for the first quarter of fiscal 2022. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through May 10, 2022 by calling (844) 512-2921 to access the playback; the passcode is 13728790.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 431 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended April 3, 2022. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended
	April 3, 2022	April 4, 2021

	(In thousands)
GAAP net income (as reported)	$9,103	$21,546
+ Interest (as reported)	184	342
+ Income tax expense (as reported)	1,329	5,861
+ Depreciation and amortization (as reported)	4,410	4,259

EBITDA	$15,026	$32,008

- Elimination of liability for an employment agreement	—	(995)
- Gain on recovery of insurance settlement related to civil unrest	—	(709)

Adjusted EBITDA	$15,026	$30,304

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	April 3, 2022	January 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$62,038	$97,420
Accounts receivable, net of allowances of $60 and $62, respectively	11,709	13,654
Merchandise inventories, net	301,517	279,981
Prepaid expenses	14,125	16,293

Total current assets	389,389	407,348

Operating lease right-of-use assets, net	279,257	270,110
Property and equipment, net	58,010	60,401
Deferred income taxes	11,064	12,097
Other assets, net of accumulated amortization of $1,019 and $905, respectively	4,040	3,997

Total assets	$741,760	$753,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,304	$104,359
Accrued expenses	67,444	85,041
Current portion of operating lease liabilities	76,032	76,882
Current portion of finance lease liabilities	3,431	3,518

Total current liabilities	247,211	269,800

Operating lease liabilities, less current portion	213,377	204,134
Finance lease liabilities, less current portion	5,929	6,456
Other long-term liabilities	6,342	6,254

Total liabilities	472,859	486,644

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,451,105 and 26,109,003 shares, respectively; outstanding 22,344,586 and 22,097,467 shares, respectively	264	260
Additional paid-in capital	124,501	124,909
Retained earnings	195,815	192,261
Less: Treasury stock, at cost; 4,106,519 and 4,011,536 shares, respectively	(51,679)	(50,121)

Total stockholders’ equity	268,901	267,309

Total liabilities and stockholders’ equity	$741,760	$753,953

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	April 3, 2022	April 4, 2021
Net sales	$241,981	$272,806
Cost of sales	156,048	174,913

Gross profit	85,933	97,893
Selling and administrative expense	75,317	70,144

Operating income	10,616	27,749
Interest expense	184	342

Income before taxes	10,432	27,407
Income tax expense	1,329	5,861

Net income	$9,103	$21,546

Earnings per share:
Basic	$0.42	$1.01

Diluted	$0.41	$0.96

Weighted-average shares of common stock outstanding:
Basic	21,680	21,417

Diluted	22,300	22,371